Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Adient plc of our report dated November 22, 2019 relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in Adient plc’s Annual Report on Form 10-K for the year ended September 30, 2019. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Detroit, Michigan

March 12, 2020